Exhibit 99.1

Stock Yards Bancorp Reports Record Earnings for the Third Quarter 2018 of $13.9 Million or $0.60 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 24, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the third quarter and nine months ended September 30, 2018. Total revenue, comprising net interest income and non-interest income, increased to $39.9 million for the third quarter of 2018 from $37.1 million for the third quarter of 2017. Net income for the third quarter of 2018 rose to $13.9 million or $0.60 per diluted share from $11.7 million or $0.51 per diluted share for the third quarter of 2017.

(dollar amounts in thousands, except per share data)	3Q18	2Q18	3Q17
Net interest income	$28,521	$28,674	$26,173
Provision for loan losses	735	1,235	150
Non-interest income	11,426	11,435	10,945
Non-interest expense	21,781	22,136	21,168
Net income before income taxes	17,431	16,738	15,800
Income tax expense	3,555	3,159	4,096
Net income	$13,876	$13,579	$11,704
Net income per share, diluted	$0.60	$0.59	$0.51
Net interest margin	3.79%	3.88%	3.66%
Efficiency ratio	54.43%	55.07%	56.72%
Common equity Tier 1 capital ratio	12.61%	12.18%	12.67%
Annualized return on average equity	15.67%	15.94%	14.03%
Annualized return on average assets	1.75%	1.74%	1.53%

Key factors affecting the Company's performance for the third quarter of 2018 included:

  Year-over-year loan growth of 9% continued to drive interest income higher on a comparable quarter basis, but an anticipated seasonal slowdown in loan production coupled with a few large loan pay-offs and lower line of credit utilization reduced the loan portfolio 2% on a sequential quarter basis;
  Net interest margin rose 13 basis points compared with the same quarter of 2017, reflecting primarily loan growth over the past year, but net interest margin declined nine basis points on a sequential quarter basis due to greater balance sheet liquidity and an increase in deposit costs;
  Historically solid credit quality metrics continued;
  Wealth Management and Trust Group experienced ongoing growth; and
  The effective tax rate declined to 20.4% from 25.9% in the third quarter of 2017.

"With net income reaching a record level for the third consecutive quarter, the Company's financial results again include a significant lift from tax reform and highlight the successful strategies we have pursued to grow and diversify our business," said James A. (Ja) Hillebrand, Chief Executive Officer. "These strategic underpinnings – across attractive markets and complementary service lines – have helped us not only achieve an enviable performance over the long term, but also continue to position Stock Yards Bank & Trust to capitalize on new opportunities as we extend our reach in the future.

"While loan production and growth did not meet our expectations in the third quarter, primarily because of softer demand in this seasonally slower period, a few large loan pay-offs and lower line of credit utilization, we remain confident in our market presence and position," Hillebrand continued. "Over the past year, we have organically increased our loan portfolio 9%, which has factored prominently in the additional $13.0 million of interest income year to date in 2018. Importantly, all three of our markets have contributed to this achievement. The year-over-year increase in the portfolio also highlights our continued strength in core lending categories like commercial and industrial loans, real estate mortgage for commercial investment, and owner occupied commercial real estate."

Hillebrand noted that, complementing the Company's higher year-over-year increase in the loan portfolio, credit quality also has remained historically strong. Reflecting this, non-performing assets (NPAs) at September 30, 2018, have declined to the lowest amount in five years.

"The continued strength of non-interest income continues to differentiate Stock Yards Bank & Trust and show diversity of our sources of revenue," Hillebrand added. "Chief among these, accounting for 47% of non-interest income, is our Wealth Management and Trust Group. With $2.97 billion of assets under management, it registered ongoing revenue growth this past quarter sequentially and was up 7% on a comparable quarter basis as it benefited from the addition of new customer relationships as well as a strong stock market during the third quarter. It remains on track to post a full-year revenue increase of approximately 5%-6%. In other fee-based areas, we continue to be pleased with the growth of revenue from debit and credit cards activities as well as treasury management, both of which have helped offset a general slowdown in mortgage banking caused by rising rates and a tight housing market."

Concluding, Hillebrand said, "While we were disappointed by the decline in our loan portfolio during the third quarter, we are on target with our pipeline for the remainder of the year, which should enable us to finish 2018 with loan growth in the mid-single digits. This progress, combined with continued solid credit quality and the strength of our fee-based services, position us for continued growth in 2019 as we continue to build our business the Stock Yards' way – one relationship at a time. It's a belief that has served us well for 114 years, it's a philosophy upon which we have grown in three attractive markets, and it's at the core of how we continue to set ourselves apart from peer community banks."

Third Quarter 2018 Compared with Third Quarter 2017

Total assets increased $169 million or 5% to $3.32 billion.

  This primarily reflected ongoing growth in the Company's loan portfolio, which rose $199.4 million or 9%.

Total deposits increased $116 million or 5% to $2.60 billion.

  This reflected an increase in all deposit categories except money market.
  Core deposits, which exclude brokered deposits and time deposits greater than $250,000, were 97% of total deposits.

Asset quality, which has trended within a narrow range over the past several years, remained at historically strong levels. While the Company is pleased with this performance, management recognizes the cyclical nature of banking and believes asset quality metrics will normalize over the long term, which would eventually result in higher provisioning for loan losses.

  Non-performing loans (NPLs) were $5.0 million or 0.20% of total loans outstanding versus $6.1 million or 0.26% of total loans outstanding.
  NPAs, which include NPLs along with other real estate owned (OREO) and repossessed assets, were $6.6 million or 0.20% of total assets versus $8.7 million or 0.28% of total assets.
  Net charge-offs remained at a low level relative to average loans outstanding.
  Reflecting many factors, including growth in the loan portfolio and qualitative considerations, the loan loss provision increased $585 thousand.
  The allowance for loan losses relative to total loans decreased seven basis points to 1.00%.

The Company remained "well capitalized" – the highest capital rating for financial institutions.

  Total equity to assets was 10.62% and tangible common equity ratio was 10.57% (tangible common equity is a non-GAAP financial measure; see reconciliation of total stockholders' equity to tangible common equity and total assets to tangible assets later in this release).
  Even with its strong capital position, the Company achieves industry-leading returns on equity due to its superior earnings performance.
  Stock Yards Bancorp continues to pursue or consider strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In August 2018, the Company's Board of Directors increased its quarterly cash dividend $0.02 or 9% to $0.25 per common share. Stock Yards Bancorp has now raised its quarterly dividend rate a total of 11 times since 2013, including two increases during 2018 and each of the previous four years.

Net interest income – the Company's largest source of revenue – increased approximately $2.3 million or 9% to $28.5 million.

  Interest income rose $4.9 million or 17%. This increase primarily reflected higher volume driven by loan growth as well as increased average rates on the portfolio, with the remainder due to higher rates on other interest-earning assets.
  As anticipated, interest expense increased during the third quarter due to rising deposit costs and the growth of deposits, primarily time deposits, resulting from a deposit-gathering campaign. The impact of this campaign, which began in the second quarter to help fund loan growth, together with ongoing competition for deposits, will likely cause funding costs to continue to increase.
  Net interest margin increased 13 basis points to 3.79%. This primarily reflected the positive impact of three increases in the prime rate during 2017 along with the first increase in 2018.
  Approximately 40% of the Company's current loan portfolio is priced at variable rates, so future rate increases will benefit this part of the portfolio. The remainder of the portfolio is priced at fixed rates. As these loans renew and new fixed-rate loans originate, pricing could be higher, but will be subject to competitive conditions and prevailing interest rates.

Non-interest income increased $481 thousand or 4% to $11.4 million.

  This was due primarily to higher revenue from wealth management and trust services and fees from debit and credit cards.

Non-interest expense increased $613 thousand or 3% to $21.8 million.

  This increase primarily reflected higher compensation expense due to an increase in employee head count as the Company has expanded its lending, sales and support staff. It also included incentive compensation related to loan production and company performance. Also increasing were technology and communications costs and employee benefits, mainly due to health insurance costs.
  These increases were partially offset by a reduction in amortization/impairment of investment in tax credit partnerships caused by the irregular year-to-year timing of such opportunities, which causes corresponding expenses and tax benefits to vary widely.

The Company's effective tax rate decreased to 20.4% from 25.9%.

  The decrease reflected lower marginal tax rates resulting from tax reform in December 2017.
  The year-earlier effective tax rate benefited from significantly more tax savings related to investments in tax credit partnerships and stock-based compensation deductions.

Third Quarter 2018 Compared with Second Quarter 2018

Total assets were essentially flat.

  This primarily reflected an increase in federal funds sold and interest-bearing due from banks, which was offset by a decline in both loan and securities portfolios.

Total deposits increased $58 million.

  This reflected an increase in time deposits and non-interest-bearing demand deposits following the Company's deposit-gathering campaign, which was partially offset by decreases in most other deposit categories.

Asset quality remained at historically strong levels.

  NPLs declined to $5.0 million or 0.20% of total loans outstanding versus $7.4 million or 0.29% of total loans outstanding as certain loans migrated to OREO status.
  NPAs were $6.6 million or 0.20% of total assets versus $7.7 million or 0.23% of total assets.
  Net charge-offs declined.
  The loan loss provision decreased $500 thousand to $735 thousand based on both quantitative and qualitative credit quality considerations.
  The allowance for loan losses relative to total end-of-period loans was 1.00% compared with 0.96% for the second quarter of 2018.

Net interest income remained essentially flat.

  Interest income rose $1.0 million or 3%.
  Interest expense rose 35% primarily due to higher funding costs.
  Net interest margin decreased nine basis points to 3.79%.

Non-interest income remained essentially flat.

  Increases in fees from debit and credit cards, investment product sales commissions and fees, and treasury management were offset by lower other non-interest income related to higher interest rate swap fees and proceeds from a life insurance policy recorded in the second quarter.

Non-interest expense was down 2%.

  This decline reflected primarily lower capital and deposit-based taxes, compensation expense, and technology and communication expense, which were partially offset by higher net occupancy and equipment expense.

The Company's effective tax rate increased to 20.4% from 18.9% as stock-based compensation deductions largely occur in the first quarter and the proportional benefit diminishes as the year progresses.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of total stockholders' equity, in accordance with US GAAP, to tangible common equity, which is a non-GAAP financial measure. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors to evaluate capital adequacy.

Tangible Common Equity Ratio (Dollars in thousands)

	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017
Total stockholders' equity	$352,980	$345,515	$334,255
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,098)	(1,139)	(1,269)
Tangible common equity	$351,200	$343,694	$332,304

Total assets	$3,324,797	$3,323,840	$3,155,913
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,098)	(1,139)	(1,269)
Tangible assets	$3,323,017	$3,322,019	$3,153,962

Total stockholders' equity to total assets	10.62%	10.40%	10.59%
Tangible common equity ratio	10.57%	10.35%	10.54%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2017.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2018 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Income Statement Data
Net interest income, fully tax equivalent (1)	$28,590	$26,372	$84,751	$77,223
Interest income:
Loans	$30,359	$25,410	$86,877	$73,856
Federal funds sold and interest bearing deposits	373	388	804	798
Mortgage loans held for sale	42	48	121	145
Securities	2,247	2,274	6,967	7,002
Total interest income	33,021	28,120	94,769	81,801
Interest expense:
Deposits	3,972	1,593	8,723	4,237
Securities sold under agreements to repurchase and other short-term borrowings	300	110	850	225
Federal Home Loan Bank (FHLB) advances	228	244	692	715
Total interest expense	4,500	1,947	10,265	5,177
Net interest income	28,521	26,173	84,504	76,624
Provision for loan losses	735	150	2,705	1,650
Net interest income after provision for loan losses	27,786	26,023	81,799	74,974
Non-interest income:
Wealth management and trust services	5,380	5,025	16,224	15,272
Deposit service charges	1,482	1,568	4,340	4,583
Debit and credit cards	1,759	1,492	4,956	4,412
Treasury management	1,151	1,083	3,311	3,187
Mortgage banking	712	781	2,034	2,380
Gain (loss) on securities available for sale	-	31	-	31
Net investment product sales commissions and fees	444	404	1,245	1,147
Bank owned life insurance	186	204	564	964
Other non-interest income	312	357	1,096	1,116
Total non-interest income	11,426	10,945	33,770	33,092
Non-interest expense:
Compensation	11,607	10,614	34,280	31,849
Employee benefits	2,501	2,368	7,646	7,392
Net occupancy and equipment	1,914	1,937	5,543	5,626
Technology and communication	2,183	1,905	6,643	5,873
Marketing and business development	740	611	2,191	1,743
Postage, printing, and supplies	370	355	1,161	1,108
Legal and professional	501	571	1,498	1,642
FDIC insurance	238	242	718	716
Amortization/impairment of investments in tax credit partnerships	-	616	58	1,847
Capital and deposit based taxes	738	732	2,452	2,262
Other non-interest expenses	989	1,217	2,754	3,314
Total non-interest expense	21,781	21,168	64,944	63,372
Net income before income tax expense	17,431	15,800	50,625	44,694
Income tax expense	3,555	4,096	9,766	11,597
Net income	$13,876	$11,704	$40,859	$33,097

Weighted average shares - basic	22,636	22,542	22,613	22,524
Weighted average shares - diluted	22,968	22,964	22,956	22,984

Net income per share, basic	$0.61	$0.52	$1.81	$1.47
Net income per share, diluted	0.60	0.51	1.78	1.44
Cash dividend declared per share	0.25	0.20	0.71	0.59

Balance Sheet Data (at period end)
Total loans			$2,534,483	$2,335,120
Allowance for loan losses			25,222	24,948
Total assets			3,324,797	3,155,913
Non-interest bearing deposits			705,386	676,824
Interest bearing deposits			1,892,652	1,805,142
Federal Home Loan Bank advances			48,500	50,110
Stockholders' equity			352,980	334,255
Total shares outstanding			22,746	22,669
Book value per share			15.52	14.75
Market value per share			36.30	38.00

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2018 Earnings Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Average Balance Sheet Data
Federal funds sold and interest bearing deposits	$73,197	$120,927	$60,463	$97,543
Mortgage loans held for sale	2,980	3,515	2,688	3,656
Securities available for sale	372,251	439,601	396,943	460,044
FHLB stock and other securities	10,370	7,666	9,004	6,801
Loans	2,547,474	2,308,806	2,513,259	2,294,213
Earning assets	2,990,401	2,861,144	2,965,364	2,843,364
Assets	3,153,406	3,027,088	3,125,826	3,006,853
Interest bearing deposits	1,874,853	1,800,653	1,871,545	1,819,672
Total deposits	2,590,156	2,498,468	2,567,336	2,500,503
Securities sold under agreement to repurchase other short term borrowings	116,287	101,341	121,401	88,137
Federal Home Loan Bank advances	48,612	50,221	48,927	50,541
Interest bearing liabilities	2,039,752	1,952,215	2,041,873	1,958,350
Stockholders' equity	351,376	330,864	343,249	324,235

Performance Ratios
Annualized return on average assets	1.75%	1.53%	1.75%	1.47%
Annualized return on average equity	15.67%	14.03%	15.92%	13.65%
Net interest margin, fully tax equivalent	3.79%	3.66%	3.82%	3.63%
Non-interest income to total revenue, fully tax equivalent	28.55%	29.33%	28.49%	30.00%
Efficiency ratio, fully tax equivalent	54.43%	56.72%	54.80%	57.45%

Capital Ratios
Total stockholders' equity to total assets			10.62%	10.59%
Average stockholders' equity to average assets	11.14%	10.93%	10.98%	10.78%
Common equity tier 1 capital			12.61%	12.67%
Tier 1 risk-based capital			12.61%	12.67%
Total risk-based capital			13.50%	13.64%
Leverage			11.40%	11.02%

Loans by Type
Commercial and industrial			$816,252	$750,728
Construction and development			233,107	195,299
Real estate mortgage - commercial investment			630,000	576,810
Real estate mortgage - owner occupied commercial			420,098	397,804
Real estate mortgage - 1-4 family residential			274,409	261,707
Home equity - first lien			46,062	51,925
Home equity - junior lien			67,105	63,416
Consumer			47,450	37,431
Total loans			$2,534,483	$2,335,120

Asset Quality Data
Allowance for loan losses to total loans			1.00%	1.07%
Allowance for loan losses to average loans			1.00%	1.09%
Allowance for loan losses to non-performing loans			505.86%	411.14%
Nonaccrual loans			$3,982	$4,858
Troubled debt restructuring			792	949
Loans - 90 days past due & still accruing			212	261
Total non-performing loans			4,986	6,068
OREO and repossessed assets			1,604	2,640
Total non-performing assets			6,590	8,708
Non-performing loans to total loans			0.20%	0.26%
Non-performing assets to total assets			0.20%	0.28%
Net charge-offs to average loans (2)	0.02%	0.01%	0.09%	0.03%
Net charge-offs	$386	$317	$2,368	$709

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2018 Earnings Release

	Five Quarter Comparison
	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Income Statement Data
Net interest income, fully tax equivalent (1)	$28,590	$28,759	$27,402	$27,223	$26,372
Net interest income	$28,521	$28,674	$27,309	$27,029	$26,173
Provision for loan losses	735	1,235	735	900	150
Net interest income after provision for loan losses	27,786	27,439	26,574	26,129	26,023
Wealth management and trust services	5,380	5,344	5,500	5,233	5,025
Deposit service charges	1,482	1,447	1,411	1,589	1,568
Debit and credit cards	1,759	1,689	1,508	1,567	1,492
Treasury management	1,151	1,113	1,047	1,110	1,083
Mortgage banking	712	746	576	841	781
Gain (loss) on securities available for sale	-	-	-	(263)	31
Net investment product sales commissions and fees	444	397	404	482	404
Bank owned life insurance	186	191	187	195	204
Other non-interest income	312	508	276	653	357
Total non-interest income	11,426	11,435	10,909	11,407	10,945
Compensation	11,607	11,703	10,970	10,732	10,614
Employee benefits	2,501	2,512	2,633	2,595	2,368
Net occupancy and equipment	1,914	1,811	1,818	1,767	1,937
Technology and communication	2,183	2,264	2,196	2,084	1,905
Marketing and business development	740	805	646	973	611
Postage, printing, and supplies	370	400	391	367	355
Legal and professional	501	504	493	751	571
FDIC insurance	238	238	242	244	242
Amortization/impairment of investment in
tax credit partnerships	-	58	-	5,277	616
Capital and deposit based taxes	738	862	852	1,178	732
Other non-interest expenses	989	979	786	1,080	1,217
Total non-interest expense	21,781	22,136	21,027	27,048	21,168
Net income before income tax expense	17,431	16,738	16,456	10,488	15,800
Income tax expense	3,555	3,159	3,052	5,542	4,096
Net income	$13,876	$13,579	$13,404	$4,946	$11,704

Weighted average shares - basic	22,636	22,625	22,577	22,555	22,542
Weighted average shares - diluted	22,968	22,979	22,942	22,993	22,964

Net income per share, basic	$0.61	$0.60	$0.59	$0.22	$0.52
Net income per share, diluted	0.60	0.59	0.58	0.22	0.51
Cash dividend declared per share	0.25	0.23	0.23	0.21	0.20

Balance Sheet Data (at period end)
Cash and due from banks	$66,029	$44,052	$41,622	$41,982	$47,700
Federal funds sold and interest bearing deposits	54,451	10,948	15,254	97,266	81,378
Mortgage loans held for sale	2,533	2,053	4,239	2,964	5,459
Securities available for sale	550,091	574,570	598,081	574,524	571,522
FHLB stock and other securities	10,370	10,370	8,876	7,646	7,666
Total loans	2,534,483	2,577,960	2,512,388	2,409,570	2,335,120
Allowance for loan losses	25,222	24,873	24,203	24,885	24,948
Total assets	3,324,797	3,323,840	3,285,480	3,239,646	3,155,913
Non-interest bearing deposits	705,386	715,974	681,936	674,697	676,824
Interest bearing deposits	1,892,652	1,824,487	1,891,428	1,903,598	1,805,142
Securities sold under agreements to repurchase	53,883	58,808	67,892	70,473	71,863
Federal funds purchased and other short-term borrowings	231,344	286,460	215,233	161,352	161,961
Federal Home Loan Bank advances	48,500	48,821	49,140	49,458	50,110
Stockholders' equity	352,980	345,515	337,702	333,644	334,255
Total shares outstanding	22,746	22,746	22,730	22,679	22,669
Book value per share	15.52	15.19	14.86	14.71	14.75
Market value per share	36.30	38.15	35.10	37.70	38.00

Capital Ratios
Total stockholders' equity to total assets	10.62%	10.40%	10.28%	10.30%	10.59%
Average stockholders' equity to average assets	11.14%	10.91%	10.89%	10.81%	10.93%
Common equity tier 1 capital	12.61%	12.18%	12.16%	12.57%	12.67%
Tier 1 risk-based capital	12.61%	12.18%	12.16%	12.57%	12.67%
Total risk-based capital	13.50%	13.06%	13.04%	13.52%	13.64%
Leverage	11.40%	11.19%	11.05%	10.70%	11.02%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2018 Earnings Release

	Five Quarter Comparison
	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Average Balance Sheet Data
Average Federal funds sold and interest
bearing deposits	$73,197	$36,985	$71,186	$159,217	$120,927
Average mortgage loans held for sale	2,980	2,975	2,098	3,213	3,515
Average investment securities	372,251	401,369	417,708	455,727	439,601
Average loans	2,547,474	2,540,537	2,450,703	2,352,310	2,308,806
Average earning assets	2,990,401	2,973,704	2,931,338	2,959,817	2,861,144
Average assets	3,153,406	3,132,494	3,090,891	3,128,765	3,027,088
Average interest bearing deposits	1,874,853	1,846,730	1,893,256	1,900,650	1,800,653
Average total deposits	2,590,156	2,548,372	2,563,184	2,594,225	2,498,468
Average securities sold under agreement to repurchase and other short term borrowings	116,287	150,173	97,535	97,474	101,341
Average Federal Home Loan Bank advances	48,612	48,929	49,247	49,583	50,221
Average interest bearing liabilities	2,039,752	2,045,832	2,040,038	2,047,707	1,952,215
Average stockholders' equity	351,376	341,637	336,570	338,368	330,864

Performance Ratios
Annualized return on average assets	1.75%	1.74%	1.76%	0.63%	1.53%
Annualized return on average equity	15.67%	15.94%	16.15%	5.80%	14.03%
Net interest margin, fully tax equivalent	3.79%	3.88%	3.79%	3.65%	3.66%
Non-interest income to total revenue, fully tax equivalent	28.55%	28.45%	28.47%	29.53%	29.33%
Efficiency ratio, fully tax equivalent	54.43%	55.07%	54.89%	70.02%	56.72%

Loans by Type
Commercial and industrial	$816,252	$855,015	$843,478	$779,014	$750,728
Construction and development	233,107	238,224	235,872	214,900	195,299
Real estate mortgage - commercial investment	630,000	622,777	590,942	594,902	576,810
Real estate mortgage - owner occupied commercial	420,098	420,999	407,733	398,685	397,804
Real estate mortgage - 1-4 family residential	274,409	277,735	272,900	262,110	261,707
Home equity - 1st lien	46,062	53,257	51,595	57,110	51,925
Home equity - junior lien	67,105	66,323	64,108	63,981	63,416
Consumer	47,450	43,630	45,760	38,868	37,431
Total loans	$2,534,483	$2,577,960	$2,512,388	$2,409,570	$2,335,120

Asset Quality Data
Allowance for loan losses to total loans	1.00%	0.96%	0.96%	1.03%	1.07%
Allowance for loan losses to average loans	1.00%	0.99%	0.99%	1.07%	1.09%
Allowance for loan losses to non-performing loans	505.86%	337.35%	197.33%	337.10%	411.14%
Nonaccrual loans	$3,982	$6,422	$11,422	$6,511	$4,858
Troubled debt restructuring	792	817	843	869	949
Loans - 90 days past due and still accruing	212	134	-	2	261
Total non-performing loans	4,986	7,373	12,265	7,382	6,068
OREO and repossessed assets	1,604	360	360	2,640	2,640
Total non-performing assets	6,590	7,733	12,625	10,022	8,708
Non-performing loans to total loans	0.20%	0.29%	0.49%	0.31%	0.26%
Non-performing assets to total assets	0.20%	0.23%	0.38%	0.31%	0.28%
Net charge-offs to average loans	0.02%	0.02%	0.06%	0.04%	0.01%
Net charge-offs (recoveries)	$386	$565	$1,417	$963	$317

Other Information
Total assets under management (in millions)	$2,969	$2,852	$2,883	$2,809	$2,746
Full-time equivalent employees	593	581	589	580	581

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - Interim ratios not annualized

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and
Chief Financial Officer